Exhibit 5.3

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Re:	Discover Bank
Discover Card Master Trust I (the “Master Trust”),
Series 2007-CC Collateral Certificate
Discover Card Execution Note Trust (the “Note Issuance Trust”),
DiscoverSeries Class [ ]([ ]) Notes (the “New Notes”)

Ladies and Gentlemen:

We have acted as counsel to Discover Bank, a Delaware banking corporation (“Discover Bank”) in connection with the transactions contemplated by the Second Amended and Restated Pooling and Servicing Agreement, dated as of June 4, 2010, as amended and supplemented on or prior to the date hereof (the “Pooling and Servicing Agreement”), between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association, as Trustee (the “Master Trust Trustee”), as supplemented by the Series 2007-CC Supplement between Discover Bank and the Master Trust Trustee, dated as of July 26, 2007 (the “Series Supplement”). Pursuant to the Pooling and Servicing Agreement, Discover Bank has sold or otherwise conveyed certain Discover Card receivables, and the proceeds thereof, to the Master Trust. The Master Trust issued the Discover Card Master Trust I, Series 2007-CC Collateral Certificate (the “Collateral Certificate”), representing a fractional undivided interest in such Discover Card receivables and proceeds, pursuant to the Series Supplement on July 26, 2007. The Master Trust previously has issued other series of investor certificates. On July 26, 2007, Discover Bank transferred the Collateral Certificate representing a fractional undivided interest in the Master Trust’s Discover Card receivables and proceeds thereof to the Note Issuance Trust pursuant to a Collateral Certificate Transfer Agreement dated as of July 26, 2007 (the “Collateral Certificate Transfer Agreement”), between Discover Bank as Depositor and the Note Issuance Trust. The Series Investor Interest of the Collateral Certificate has been increased as of the date hereof in connection with the issuance of the New Notes.

Except as the context clearly requires otherwise, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Pooling and Servicing Agreement, the Series Supplement or the Indenture dated as of July 26, 2007 between the Note Issuance Trust as Issuer and U.S. Bank National Association as Indenture Trustee, as amended by the First Amendment of the Indenture, dated as of June 4, 2010 (the “Indenture”). As used herein “Lien,” in addition to the meaning ascribed to such term in the Pooling and Servicing Agreement, means statutory and non-consensual liens. As used herein, “Receivables” includes only those Receivables relating to Accounts listed on Schedule 1 to the Pooling and Servicing Agreement, as amended through the date hereof, and which are transferred as part of a securitization and does not include any Receivables relating to Additional Accounts that have not yet been designated to the Master Trust as of the date hereof or the proceeds thereof. The term “NY UCC” means the Uniform Commercial Code as now in effect in the State of New York. The phrase “security interest” is used herein as defined in Section 1-201(37) of the NY UCC and includes any interest of a buyer of accounts in a transaction that is subject to Article 9 of the NY UCC.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among other things, the following (the “Relevant Documents”):

a.	the Pooling and Servicing Agreement;

b.	the Series Supplement;

c.	the Trust Agreement, dated as of July 2, 2007, between Discover Bank as Beneficiary and Wilmington Trust Company as Owner Trustee, as amended by the First Amendment to the Trust Agreement, dated as of June 4, 2010 (the “Trust Agreement”);

d.	the Collateral Certificate Transfer Agreement;

e.	the Indenture;

f.	the Amended and Restated Indenture Supplement dated as of June 4, 2010, between the Note Issuance Trust as Issuer and U.S. Bank National Association as Indenture Trustee (the “Indenture Supplement”);

g.	the Class [ ]([ ]) Terms Document, dated as of the date hereof (the “Terms Document”), between the Note Issuance Trust as Issuer and U.S. Bank National Association as Indenture Trustee;

h.	the Collateral Account Control Agreement dated as of July 26, 2007 (the “Collateral Account Control Agreement”), between the Note Issuance Trust as grantor, U.S. Bank National Association as secured party and U.S. Bank National Association as securities intermediary;

i.	the Underwriting Agreement, dated as of the date hereof between Discover Card Execution Note Trust, Discover Bank, [ ] and [ ];

j.	the Terms Agreement, dated as of the date hereof between Discover Card Execution Note Trust, Discover Bank, [ ] and [ ];

k.	a certificate dated as of the date hereof of a senior financial officer of Discover Bank;

l.	a certificate dated as of the date hereof of an officer of the Master Trust Trustee;

m.	a certificate dated as of the date hereof of an officer of Discover Bank as Beneficiary of the Note Issuance Trust;

n.	a certificate dated as of the date hereof of an officer of Owner Trustee;

o.	a certificate dated as of the date hereof of an officer of Indenture Trustee; and

p.	opinions of Young Conaway Stargatt & Taylor, LLP (collectively, the “Delaware Counsel Opinion”) each dated as of the date hereof with respect to certain matters of Delaware law.

Discover Bank, as a Delaware-chartered bank insured by the Federal Deposit Insurance Corporation (the “FDIC”), is not eligible to be a debtor under the Bankruptcy Code (11 U.S.C. § 101 et seq.). Rather, should Discover Bank become insolvent, it would be the subject of a conservatorship or receivership proceeding. Under the Federal Deposit Insurance Act (12 U.S.C. § 1811 et seq.), as amended (the “FDIA” or “Act”), the FDIC is the organization most likely to be appointed the conservator or receiver in such a proceeding involving Discover Bank. If the FDIC were appointed the receiver or conservator of Discover Bank pursuant to section 11(c)(3) of the Act, 12 U.S.C. §1821(c)(3), the FDIC may exercise the powers conferred upon a receiver or conservator by Delaware law and, in addition, may exercise the powers conferred on the FDIC by the Act as if Discover Bank were a federal depository institution for which the FDIC had been appointed conservator or receiver. Under section 11(c)(4) of the Act, 12 U.S.C. §1821(c)(4), the FDIC may appoint itself as conservator or receiver of Discover Bank and, pursuant to such appointment, may exercise the powers conferred on the FDIC by the Act as if Discover Bank were a federal depository institution, 12 U.S.C. §1821(c)(13), except that, under applicable law the FDIC shall apply certain aspects of Delaware law. O’Melveny & Myers v. FDIC, 512 U.S. 79 (1994), on remand 61 F.3d 17 (9th Cir. 1995).

With respect to the powers which the FDIC may exercise, as a receiver or conservator of a federal depository institution, in connection with securitizations, the FDIC adopted the rule entitled Treatment by the Federal Deposit Insurance Corporation as Conservator or Receiver of Financial Assets Transferred by an Insured Depository Institution in Connection with a Securitization or Participation, 12 C.F.R. §360.6, 65 Fed. Reg. 49189 (2000), which is also discussed below (the “Final Rule”). The Final Rule provides that with respect to financial assets transferred by an institution in connection with a securitization, and subject to certain conditions described in the Final Rule, the FDIC will not seek to recharacterize, recover or reclaim such financial assets in exercising its statutory authority to repudiate contracts pursuant to section 11(e) of the Act, 12 U.S.C. §1821(e). The Final Rule also provides that the FDIC will not seek to enforce the “contemporaneous” requirements of the Act. The Final Rule applies to securitizations that are engaged in while the Final Rule is in effect, even if the rule is later repealed or amended. The FDIC has stated that the policy clarifications reflected in the Final Rule are intended to provide assurance that the legal isolation condition, required under generally accepted accounting principles for the transfer of financial assets to be accounted for as a sale, is met.

On June 12, 2009 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 166 (amending the accounting for transfers of financial assets) and Statement of Financial Accounting Standards No. 167 (requiring an ongoing assessment of an entity’s involvement with the activities of its trusts and its rights or obligations to receive benefits or absorb losses of its trusts), which became effective for Discover Bank on December 1, 2009 and collectively have the effect of eliminating the ability of most entities, including Discover Bank, to achieve sale accounting treatment on a consolidated basis with respect to their securitization programs. As a result Discover Bank is no longer able to satisfy the sale accounting treatment condition of the Final Rule described above. However, on November 12, 2009, the FDIC adopted an interim rule entitled Defining Safe Harbor Protection for Treatment by the Federal Deposit Insurance Corporation as Conservator or Receiver of Financial Assets Transferred by an Insured Depository Institution in Connection with a Securitization or Participation, 12 C.F.R. §360.6, 74 Fed. Reg. 59067 (2009) (the “Interim Final Rule”) amending §360.6(b) of the Final Rule. The Interim Final Rule provided that, for revolving securitization trusts for which beneficial interests were issued on or prior to March 31, 2010, the related asset transfers will receive the benefits of the Final Rule whether or not such transfers qualify for sale accounting treatment under generally accepted accounting principles in effect as of the date of the transfer as long as such transfers would have qualified for sale accounting treatment under generally accepted accounting principles as in effect for reporting periods prior to November 15, 2009, except for the “legal isolation” condition related to such sale accounting treatment. On March 10, 2010, the FDIC published a final rule that preserves the safe-harbor treatment applicable under the existing FDIC rules for asset-backed securities issued on or prior September 30, 2010 (the “Revised Final Rule”).

We have reviewed the Final Rule (as amended by the Revised Final Rule) and the FDIC Statement of Policy Regarding Treatment of Security Interests After Appointment of the FDIC as Conservator or Receiver, 58 Fed. Reg. 16833 (1993) (the “Policy Statement”). Other than the Policy Statement and the Final Rule (as amended by the Revised Final Rule), no applicable regulations of the FDIC have been promulgated pursuant to section 11(d)(1) of the FDIA, 12 U.S.C. §1821(d)(1), regarding the conduct of conservatorships or receiverships under the Act; nor are we aware of any cases that have been decided under the sections of the FDIA relevant to our opinions and which are applicable by analogy to the transactions herein contemplated other than certain cases decided under sections 11(d), 11(e) and 13(e) of the Act, 12 U.S.C. §§1821(d), 1821(e), and 1823(e), which cases do not affect our opinions expressed in respect of the Act. We also note that there has been little judicial interpretation of the Policy Statement and the Final Rule (as amended by the Revised Final Rule) to date. Accordingly, until such time as a substantial body of jurisprudence develops interpreting the relevant sections of the FDIA, the Policy Statement or the Final Rule (as amended by the Revised Final Rule), our analysis and the opinions expressed herein with respect to the Act, the Policy Statement and the Final Rule (as amended by the Revised Final Rule) are not and cannot be rendered nor relied upon to the same extent as opinions rendered in areas of law where there exists a well-developed jurisprudence. To the extent the opinions herein rely on letters issued by the FDIC or its staff, we note that it is the policy of the FDIC not to issue binding advisory opinions as to positions it would adopt in hypothetical situations that arise in future receiverships or conservatorships of insured depository institutions and that the FDIC’s actions as receiver or conservator are determined on a case by case basis, in accordance with applicable laws and in light of the specific factual situations. Subject to the foregoing limitations, such analysis and opinions are based upon our interpretation of the statutory language of the Act, the Final Rule (as amended by the Revised Final Rule) and the Policy Statement, existing case law, and the legal principles that we believe a court would employ in a conservatorship or receivership case arising under the Act.

We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are opining herein as to the effect on the subject transactions of only United States federal law and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. Our opinions set forth below are based upon our consideration of federal bank regulatory law and only those other statutes, rules and regulations which, in our experience, are normally applicable to transactions of this type. You understand that the transactions that are the subject of the opinions set forth in this letter involve significant matters governed by Delaware law and, insofar as such matters are governed by Delaware law, we refer you to the Delaware Counsel Opinion, and we express no opinion with respect to those matters; provided, however, that we have considered the equitable right of redemption provided by Section 9-623 of the NY UCC and, to the extent that Section 9-623 of the Uniform Commercial Code as in effect in the State of Delaware is relevant to this opinion, we note that the provisions thereof are identical to the provisions of Section 9-623 of the NY UCC, subject to the Delaware Asset-Backed Securities Facilitation Act, Del. Code Ann. tit. 6, § 2701A et seq. Various issues pertaining to security interests are addressed in our opinion of even date herewith, separately provided to you (the “Security Interest Opinion”). We express no opinion with respect to any matters addressed in the Delaware Counsel Opinion or the Security Interest Opinion herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters. We have assumed such matters with your understanding that they are subject to the applicable assumptions, qualifications and limitations set forth in the Delaware Counsel Opinion and the Security Interest Opinion.

We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies.

I.	ASSUMPTIONS OF FACT

In rendering the opinions set forth in this letter, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this letter exclusively on the Relevant Documents, including the representations and warranties contained therein, and on facts provided to us by representatives of Discover Bank and the Master Trust Trustee orally or through certificates of authorized officers or executives, and on the facts and assumptions set forth below, in each case which we assume have been and will continue to be true. Based on the certificates referenced above, corporate records, discussions with representatives of Discover Bank and the Master Trust Trustee, copies of rating agency letters, and a review of certificates of public officials and other instruments and the Relevant Documents, we understand such facts to be as follows.

A.	Transactions

Pursuant to the Pooling and Servicing Agreement and the Series Supplement, Discover Bank, which is an insured depository institution, has agreed to transfer to the Master Trust and may in the future transfer to the Master Trust its interest in certain Receivables, and the proceeds thereof, in exchange for reasonably equivalent value from the Master Trust (each such transfer a “Receivables Transfer” and collectively, the “Receivables Transfers”). In addition to such transfer, Discover Bank has granted and will have granted a security interest to the Master Trust in the Receivables. Pursuant to the Series Supplement, the Master Trust issued the Collateral Certificate entitling its holder to receive payments depending primarily on the cash flow from such Receivables. The Master Trust is primarily engaged in acquiring and holding the Receivables, and in activities related or incidental thereto in connection with the issuance of the Collateral Certificate and other certificates representing beneficial interests in the Master Trust. The Receivables have been serviced, and will be serviced, by Discover Bank on behalf of the Master Trust.

The Collateral Certificate was transferred to the Note Issuance Trust by Discover Bank immediately after issuance pursuant to the Collateral Certificate Transfer Agreement on July 26, 2007. The Collateral Certificate was initially issued in the name of Discover Bank. Upon the transfer thereof by Discover Bank to the Note Issuance Trust, the Collateral Certificate issued to Discover Bank was cancelled and reissued in the name of the Note Issuance Trust. In addition to such transfer, Discover Bank has granted a security interest to the Note Issuance Trust in the Collateral Certificate. Discover Bank’s records have clearly reflected and will clearly reflect the transfer of the Collateral Certificate to the Note Issuance Trust.

The Note Issuance Trust has issued and will issue Notes supported by the Collateral Certificate. For so long as the Collateral Certificate is the only collateral certificate owned by the Note Issuance Trust, the interest in Receivables represented by the Collateral Certificate will equal the Nominal Liquidation Amount of the Notes. The senior-most Tranches of Notes issued by the Note Issuance Trust at the time of issuance in any public offering will have been rated at such time in one of the four highest long-term debt categories by one or more nationally recognized rating agencies. The Tranches of Notes that are otherwise sold by the Note Issuance Trust will have been sold in transactions not involving a public offering for purposes of Section 4 of the Securities Act of 1933, as amended, or in transactions exempt from registration pursuant to Regulation S thereunder.

Discover Bank’s records have clearly reflected, and will clearly reflect, each transfer of the Receivables to the Master Trust. For accounting purposes, however, the Seller’s Interest in the Receivables retained by Discover Bank will be recorded on its books as an interest in receivables.

Except to the extent of the Seller’s Interest and any notes sold to any subsidiaries of Discover Bank, each Receivables Transfer is intended by Discover Bank and the Master Trust as a sale and absolute transfer. We assume without independent investigation that each Receivables Transfer, except to the extent of the Seller’s Interest and any notes sold to any subsidiaries of Discover Bank, either meets all conditions for sale accounting treatment for Discover Bank on a non-consolidated basis under generally accepted accounting principles as in effect prior to November 15, 2009 or meets all such conditions other than the “legal isolation” condition.

Discover Bank has received and will receive, in each case at the time of each Receivables Transfer, including a Receivables Transfer represented by an increased undivided interest in Receivables represented by the Seller Certificate, reasonably equivalent value from the Master Trust in return for the Receivables Transfer of its interest in the Receivables and the proceeds thereof (the “Transferred Assets”), which constitutes adequate consideration for the interest transferred. The Collateral Certificate Transfer Agreement is consistent with the terms that would result from arm’s-length negotiations between Discover Bank and the Note Issuance Trust (as contemplated by Section 23A and Section 23B of the Federal Reserve Act, 12 U.S.C. § 371c-1) and was entered into in the ordinary course of Discover Bank’s business.

B.	Discover Bank Procedures.

The Pooling and Servicing Agreement, the Series Supplement, the Trust Agreement, the Collateral Certificate Transfer Agreement, each increase in the Series Investor Interest under the Series Supplement and the receipt of the consideration for Discover Bank’s obligations thereunder were approved by the Executive Committee of the Board of Directors of Discover Bank, and such approval is reflected in the minutes of such Executive Committee of the Board of Directors. Each such agreement has been and will be, continuously from the time of execution thereof, an official record of Discover Bank. Each such agreement and the transactions contemplated thereby are not subject to a cease and desist order, and are not inconsistent with any formal or informal enforcement action against Discover Bank by a bank regulatory agency.

Neither Discover Bank nor the Master Trust Trustee has, in contemplation of the insolvency of Discover Bank or with the intent to hinder, delay or defraud Discover Bank or its creditors: (i) executed the Pooling and Servicing Agreement; (ii) granted to the Master Trust or received from Discover Bank, as applicable, a security interest in the Transferred Assets; (iii) caused, permitted or suffered the perfection or attachment of such security interest; or (iv) otherwise transferred the Receivables to the Master Trust or received the Receivables from Discover Bank, as applicable, pursuant to the Pooling and Servicing Agreement.

Neither Discover Bank nor the Note Issuance Trust has, in contemplation of the insolvency of Discover Bank or with the intent to hinder, delay or defraud Discover Bank or its creditors: (i) executed the Collateral Certificate Transfer Agreement; (ii) granted to the Note Issuance Trust or received from Discover Bank, as applicable, a security interest in the Collateral Certificate; (iii) caused, permitted or suffered the perfection or attachment of such security interest; or (iv) otherwise transferred the Collateral Certificate to the Note Issuance Trust (together with the corresponding undivided interest in the Receivables in the Master Trust represented thereby) or increased the Series Investor Interest thereof or received the Collateral Certificate from Discover Bank (together with the corresponding undivided interest in the Receivables in the Master Trust represented thereby), as applicable, pursuant to the Collateral Certificate Transfer Agreement.

At the present time none of the Receivables, the proceeds thereof, the Collateral Certificate or the proceeds thereof is subject to any statutory or non-consensual Lien (including without limitation any attachment or execution lien) or Lien of any kind that does not require the filing of a financing statement. In addition, Discover Bank is organized solely under the laws of the State of Delaware and the laws of the State of Delaware require the Secretary of State of the State of Delaware to maintain a public record showing Discover Bank to have been organized under the laws of the State of Delaware. With respect to Liens that require the filing of a financing statement and the information contained in the preceding sentences, we are relying, with your permission, exclusively on the Delaware Counsel Opinion. The Collateral Certificate will at all times be held by the Indenture Trustee in accordance with the Indenture.

There has been delivered to the Master Trust Trustee a list of Accounts with respect to the Receivables, in accordance with the terms of the Pooling and Servicing Agreement.

All statements contained in certificates of Discover Bank, the Master Trust Trustee or the Note Issuance Trust attached hereto are accurate and correct. We have further assumed that where a certification is made to the best knowledge of a person signing a certificate described in this paragraph, such person has knowledge of all of the relevant facts.

II.	OPINION

On the basis of the foregoing, and in reliance thereon, and subject to the discussion, assumptions and qualifications in this letter, we are of the opinion that, as of the date hereof:

A.	The provisions of the Pooling and Servicing Agreement are effective under the NY UCC to create a valid security interest, in favor of the Master Trust, in Discover Bank’s right, title and interest in and to the Transferred Assets.

B.	Following the appointment of the FDIC as the conservator or receiver for Discover Bank:

(a) To the extent the Receivables Transfers (including the transfer of the Collateral Certificate, and without regard to the “legal isolation” condition) meet all conditions for sale accounting treatment under generally accepted accounting principles as in effect prior to November 15, 2009 and the Transferred Assets constitute “financial assets” under the Final Rule, the Final Rule, as revised by the Revised Final Rule, will apply to the Receivables Transfers and the transfer of the Collateral Certificate,

(b) Under the Final Rule, as revised by the Revised Final Rule, the FDIC acting as conservator or receiver for Discover Bank could not, by exercise of its authority to disaffirm or repudiate contracts under section 11(e) of the FDIA,12 U.S.C. §1821(e), reclaim or recover the Transferred Assets that constitute “financial assets” (including the Collateral Certificate) under the Final Rule from the Master Trust or the Note Issuance Trust, as applicable, or recharacterize the Transferred Assets (or the Collateral Certificate) as property of Discover Bank or of the conservatorship or receivership for Discover Bank,

(c) To the extent the Final Rule, as revised by the Revised Final Rule, applies, neither the FDIC (acting for itself as a creditor or as representative of Discover Bank or its shareholders or creditors) nor any creditor of Discover Bank would have the right, under any bankruptcy or insolvency law applicable in the conservatorship or receivership of Discover Bank, to avoid the Receivables Transfers (or the transfer of the Collateral Certificate), to recover the Transferred Assets (or the Collateral Certificate), or to require the Transferred Assets (or the Collateral Certificate) to be turned over to the FDIC or such creditor, and

(d) To the extent the Final Rule, as revised by the Revised Final Rule, applies, there is no other power exercisable by the FDIC as conservator or receiver for Discover Bank that would permit the FDIC as such conservator or receiver to reclaim or recover the Transferred Assets from the Master Trust (or the Collateral Certificate from the Note Issuance Trust), or to recharacterize the Transferred Assets (or the Collateral Certificate) as property of Discover Bank or the conservatorship or receivership for Discover Bank;

provided, however, that we offer no opinion as to whether, in receivership, the FDIC or any creditor of Discover Bank may take any such actions, if the Note Issuance Trust (and through the Note Issuance Trust, the Noteholders) receives payment of the principal amount of the Collateral Certificate (and through the Note Issuance Trust, the Notes) and the interest earned thereon (at the contractual yield provided in the Collateral Certificate or the Notes, as applicable) through the date the Collateral Certificate and Notes, as applicable, are so paid.

Section 11(e)(1) of the Act, 12 U.S.C. §1821(e)(1), permits any conservator or receiver of an insured depository institution to disaffirm or repudiate any contract or lease of such insured depository institution that such conservator or receiver determines, in its discretion, to be burdensome and the disaffirmance or repudiation of which will promote the orderly administration of the institution’s affairs.

The Final Rule, as modified by the Revised Final Rule, provides that, where (i) a transfer meets all conditions for sale accounting treatment under generally accepted accounting principles as in effect prior to November 15, 2009, other than the “legal isolation” condition as it applies to institutions for which the FDIC may be appointed as conservator or receiver, (ii) the insured depository institution received adequate consideration for the transfer of financial assets at the time of the transfer, and (iii) the documentation effecting the transfer of financial assets reflects the intent of the parties to treat the transaction as a sale (and not as a secured borrowing) for accounting purposes, that:

[w]ith respect to any securitization for which transfers of financial assets were made, or for revolving trusts for which beneficial interests were issued, on or before September 30, 2010, the FDIC as conservator or receiver shall not, in the exercise of its statutory authority to disaffirm or repudiate contracts, reclaim, recover, or recharacterize as property of the institution or the receivership any such transferred financial assets.

12 C.F.R. § 360.6(b)(2), (c); 65 Fed. Reg. 49192 (2000).

The Final Rule addresses the treatment by the FDIC as conservator or receiver of financial assets transferred in connection with a securitization or participation. “Financial asset” is defined to mean “cash or a contract or instrument that conveys to one entity a contractual right to receive cash or another financial instrument from another entity.” 12 C.F.R. § 360.6(a)(2). The Receivables are contractual rights to receive cash payments, but, consistent with industry practice, for administrative convenience and to facilitate future advances to cardmembers, the Credit Agreements under which the Receivables arise are not transferred. It has been widely accepted that credit card receivables are financial assets within the meaning of Statement of Financial Accounting Standards No. 125 (“SFAS 125”), and in light of (i) the FDIC’s stated intention in adopting the Final Rule to resolve issues raised by SFAS 125 in connection with bank securitizations, and (ii) the fact that credit card receivables were one of the most significant classes of assets securitized by banks at the time of the adoption of the Final Rule, we believe it would be incorrect to narrowly interpret the term “financial asset” to exclude the Receivables. (We note that Statement of Financial Accounting Standards No. 140, which replaced SFAS 125 and is the standard for sale accounting treatment that was in effect prior to November 15, 2009, retained the SFAS 125 definition of “financial asset” verbatim.)

A “securitization” is defined under the Final Rule as the issuance by a special purpose entity of beneficial debt or equity (or mixed debt/equity) interests: (i) the most senior class of which is rated at the time of issuance in one of the four highest long-term debt categories by one or more nationally recognized rating agencies, or (ii) which are sold in transactions by an issuer not involving a public offering for purposes of Section 4 of the Securities Act of 1933, as amended, or in transactions exempt from registration pursuant to Regulation S thereunder. 12 C.F.R. § 360.6(a)(4); 65 Fed. Reg. 49191-92. We note that the Final Rule does not affect the FDIC’s power to disaffirm or repudiate any agreement imposing continuing obligations or duties upon the insured depository institution in conservatorship or receivership, 12 C.F.R. § 360.6(d); 65 Fed. Reg. 49192, although such repudiation generally should not result in a recovery of any property that was transferred by the institution before the appointment of the conservator or receiver, 65 Fed. Reg. 49191. In addition, the Final Rule has no effect on any of the FDIC’s other rights or powers not specifically limited by the Final Rule, including its rights and powers with respect to amortization events or early redemption events based solely on, and arising automatically upon, the appointment of a receiver or conservator for the sponsoring bank and fraudulent transfers and other transfers taken in contemplation of an institution’s insolvency or with the intent to hinder, delay or defraud an institution or its creditors. 12 C.F.R. § 360.6(e); 65 Fed. Reg. 49192. See also Bank of N.Y. v. FDIC, 453 F. Supp. 2d 82 (D.D.C. 2006) (the court distinguished the Final Rule from the position of the FDIC, as receiver for Next Bank, in regard to Next Bank’s credit card securitizations that an amortization event based solely on, and arising automatically upon, the appointment of a receiver for the sponsoring bank is unenforceable). We also note that (i) the FDIC has indicated in a footnote to an interagency advisory, jointly issued with other federal regulatory agencies, that an amortization event based solely on, and arising automatically upon, the appointment of a receiver for the sponsoring bank may be void or voidable under the Federal Deposit Insurance Act and (ii) the Federal Deposit Insurance Act has been amended to impose an automatic stay of 45 or 90 days, as applicable, on certain actions with respect to contracts involving a bank for which a conservator or receiver has been appointed, which may also affect the ability to declare an amortization event with respect to the Master Trust or an early redemption event with respect to the Notes. See 12 U.S.C. §1821(e)(13)(C).

As stated above, we are aware of no facts that indicate any Receivables Transfer by Discover Bank to the Master Trust or the transfer of the Collateral Certificate by Discover Bank to the Note Issuance Trust or the increase of the Series Investor Interest thereunder has been or will be made in contemplation of Discover Bank’s insolvency; nor are we aware of any facts that indicate any Receivables Transfer to the Master Trust has been or will be made with the intent to hinder, delay or defraud Discover Bank or the creditors of Discover Bank.

Section 11(d)(9) of the Act, 12 U.S.C. §1821(d)(9), states that, subject to an exception not material for the purposes hereof, any agreement that does not meet the requirements set forth in Section 13(e) of the Act, 12 U.S.C. §1823(e), shall not form the basis of, or substantially comprise, a claim against the receiver or the FDIC. Among the requirements contained in section 13(e) is:

(1)(B) [the agreement] was executed by the depository institution and any person claiming an adverse interest thereunder, including the obligor, contemporaneously with the acquisition of the asset by the depository institution. . . .

Arguably, the “contemporaneous” requirement of section 13(e) could defeat the security interest of the Master Trust in any Receivables not created contemporaneously with the execution of the Pooling and Servicing Agreement or any interest of the Note Issuance Trust in the Collateral Certificate not created contemporaneously with the execution of the Collateral Certificate Transfer Agreement. However, the Final Rule specifically addresses concerns regarding the “contemporaneous” requirement of the FDIA in the context of securitizations.

With respect to the “contemporaneous” requirement, the Final Rule provides as follows:

The FDIC shall not seek to avoid an otherwise legally enforceable securitization agreement or participation agreement executed by an insured depository institution solely because such agreement does not meet the “contemporaneous” requirement of sections 11(d)(9), 11(n)(4)(I), and 13(e) of the Federal Deposit Insurance Act, 12 U.S.C. 1821(d)(9), (n)(4)(I), 1823(e).

12 C.F.R. § 360.6(f); 65 Fed. Reg. 49189, 49192 (2000). The Final Rule provides that it may be repealed or amended by the FDIC upon 30 days’ notice, but any such repeal or amendment will not apply to any transfers of financial assets made in connection with a securitization that was in effect before such repeal or modification. As of the date hereof, the Final Rule has not been amended (except by the Revised Final Rule), repealed or held inapplicable by a court to a transfer of the Transferred Assets or the Collateral Certificate.

We are informed that each of Discover Bank’s grant or creation of a security interest in the Receivables and grant or creation of a security interest in the Collateral Certificate and increase in the Series Investor Interest thereunder represents a bona fide and arm’s length transaction for adequate consideration. We are also informed that each of the Pooling and Servicing Agreement and the Collateral Certificate Transfer Agreement was undertaken in the ordinary course of business, not in contemplation of insolvency, and with no intent to hinder, delay or defraud Discover Bank or its creditors. Finally, the Pooling and Servicing Agreement and the Collateral Certificate Transfer Agreement are in writing and Discover Bank has informed us that each such agreement was approved by the Executive Committee of its Board of Directors as reflected in the resolutions of the Executive Committee, and has been, continuously from the time of its execution, an official record of Discover Bank.

With regard to the security interest of the Master Trust created by the Pooling and Servicing Agreement, and the security interest of the Note Issuance Trust created by the Collateral Certificate Transfer Agreement, the Final Rule precludes, in our view, challenges by the FDIC to the enforceability of such security interest in (i) existing Receivables not created contemporaneously with the execution of the Pooling and Servicing Agreement (including investment proceeds arising in the future from existing Receivables), (ii) Receivables that come into existence after the execution of the Pooling and Servicing Agreement, and (iii) the Collateral Certificate.

If the FDIC were appointed as receiver or conservator of Discover Bank pursuant to section 11(c)(3) of the Act, 12 U.S.C. §1821(c)(3), it would have in addition to the powers conferred on it by section 11 of the Act, 12 U.S.C. §1821, the powers conferred on it under any provision of Delaware law applicable to a conservator or receiver of a Delaware state depository institution, 12 U.S.C. §1821(3)(B). However, if the FDIC appointed itself as receiver or conservator of Discover Bank pursuant to section 11(c)(4) of the Act, 12 U.S.C. §1821(c)(4), the FDIC would not as a general rule have additional powers conferred by Delaware law.

C.	Assuming that the Master Trust has a first priority, perfected security interest in the Transferred Assets, as discussed in the Delaware Counsel Opinion, and subject to the limitations set forth in the Delaware Counsel Opinion, prior to the appointment of the FDIC as conservator or receiver for Discover Bank, Discover Bank and its other creditors would not have the right to reclaim or recover the Transferred Assets from the Master Trust, except by removing Receivables from the Master Trust in accordance with Section 2.11 of the Pooling and Servicing Agreement.

D.	Prior to the appointment of the FDIC as conservator or receiver for Discover Bank, Discover Bank and its other creditors would not have the right to reclaim or recover the Collateral Certificate from the Note Issuance Trust.

For purposes hereof, we assume that Discover Bank has, or has the power to transfer, “rights” in the Receivables, the Collateral Certificate and the proceeds thereof, as contemplated by Section 9-203 of the NY UCC. We call to your attention that with respect to any after-acquired property, the security interest will not attach until Discover Bank acquires rights therein. We express no opinion in this letter as to the perfection, effect of perfection or non-perfection or priority of any security interest, as to which we understand you are relying solely on the Delaware Counsel Opinion and the Security Interest Opinion. For purposes of this opinion we have assumed that each of the Pooling and Servicing Agreement and the Collateral Certificate Transfer Agreement is the legally valid and binding agreement of Discover Bank enforceable against Discover Bank in accordance with its terms. We direct your attention to our opinions of even date herewith as to the enforceability of the Pooling and Servicing Agreement and the Collateral Certificate Transfer Agreement and call to your attention that each such opinion is subject to the assumptions and qualifications set forth therein.

Our opinion in paragraph II.A above is limited to Article 9 of the NY UCC and therefore the opinion paragraph, among other things, does not address collateral of a type not subject to, or excluded from the coverage of, Article 9 of the NY UCC.

We call to your attention that the security interest in proceeds of the Receivables and the Collateral Certificate is limited to the extent set forth in Section 9-315 of the NY UCC.

We call to your attention that Section 9-406 of the NY UCC provides in effect that the Obligor in respect of a Receivable may discharge its obligation by paying Discover Bank until, but not after, such Obligor receives a notification, authenticated by Discover Bank or the Master Trust, that such Receivable has been assigned to the Master Trust and that payment thereof is to be made to the Master Trust. Accordingly, unless and until such Obligor is so notified and directed, all payments made to Discover Bank (or to a subsequent assignee if Discover Bank should make a subsequent assignment of such Receivable and notify such Obligor of such assignment and direct such Obligor to make payments to such subsequent assignee) in respect of such Receivable will discharge a corresponding amount of such Receivable, and the amount of such payment may not be recovered from the applicable Obligor. Section 9-406 also makes clear that the rules set forth therein are subject to other law establishing special rules for consumer account debtors. See Official Comment 8 to Section 9-406. We note that Discover Bank is the Servicer for the Discover Bank Discover Card Accounts and that Section 4.03 of the Pooling and Servicing Agreement provides that if, at any time with respect to any Servicer, any of certain conditions occurs, thereafter such Servicer shall deposit an amount equal to the Required Daily Deposit with respect to such Servicer in the Collections Account not later than two Business Days following the Date of Processing of such Collections.

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We do not express any opinion herein:

(i)	as to the creation, validity or enforceability of any interest of Discover Bank in the Receivables, the Collateral Certificate or the proceeds thereof;

(ii)	as to the enforceability of any of the Receivables, or the extent to which any of the Receivables may be subject to defenses of the related Obligor (including, without limitation, any limitation on the enforceability of any of the Receivables, or any defense to which any of the Receivables may be subject, as a result of Discover Bank’s alleged failure to file with the federal bankruptcy courts, with respect to certain Accounts, bankruptcy reaffirmation agreements as required under applicable provisions of Chapter 7 of the United States Bankruptcy Code);

(iii)	as to Discover Bank’s rights in or title to any of the Receivables, the Collateral Certificate or the proceeds thereof, or as to the perfection or priority of any security interest;

(iv)	as to whether the transfer of Receivables to the Master Trust or the transfer of the Collateral Certificate to the Note Issuance Trust constitutes a sale which would be characterized as a sale under the general legal view, as described in the Final Rule;

(v)	as to whether the purported absolute transfer of all Receivables now existing or hereafter created is effective to convey to the Master Trust, as of the date of purported absolute transfer, Receivables that do not exist as of the date of such purported absolute transfer, or as to whether Receivables hereafter created in an Account are deemed to exist as of the date hereof;

(vi)	as to whether the FDIC as receiver or conservator of Discover Bank would repudiate any servicing obligation under the Pooling and Servicing Agreement, the obligation under the Pooling and Servicing Agreement to transfer Receivables that had not been originated as of the date the FDIC becomes a receiver or conservator of Discover Bank, or declare void any Amortization Event or Early Redemption Event in connection with the insolvency or receivership of Discover Bank;

(vii)	with respect to Receivables relating to Additional Accounts (if such accounts have not been designated to the Master Trust as of the date hereof) or Surviving Accounts or, in each case, the proceeds thereof; and

(viii)	as to whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of the Master Trust’s rights in the Receivables, the proceeds thereof or rights to payment or the Note Issuance Trust’s rights in the Collateral Certificate, the proceeds thereof or rights to payment.

This letter is furnished only to you and is solely for your benefit in connection with the above transactions. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or entity for any purpose without our prior written consent, which may be granted or withheld in our discretion, except that each of [        ] and [        ] may rely upon the foregoing opinions to the same extent as if this letter were addressed to it; provided, however, that a copy of this letter may be furnished to, but not relied upon by, [                    ] and [                    ].

This letter solely addresses the facts existing and the law in effect on the date hereof and we undertake no responsibility to update this letter in the event of future events or any change in law.

Very truly yours,